UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 5

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

JDS Uniphase Corporation
(Exact Name of Registrant as Specified in Its Governing Instruments)
Delaware	94-2579683
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1768 Automation Parkway, San Jose, CA	95131
(Address of principal executive offices)	(Zip Code)

    If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

    If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

    Securities Act registration statement file number to which this form relates: _____________ (if applicable).

    Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	Name of Each Exchange On Which Each Class Is To Be Registered

    Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
______________________________________________________________________________

(Title of Class)

______________________________________________________________________________

(Title of Class)

Item 1. Description of Registrant's Securities to Be Registered.

Item 1 of the Form 8-A filed as of June 19, 1998 (as amended, the "Form 8-A/A") filed by JDS Uniphase Corporation, formerly known as Uniphase Corporation (the "Company"), is amended to include the following:

On February 6, 2003, the Board of Directors of the Company approved the amendment and restatement of the Company's Rights Agreement dated as of June 28, 1998, as amended by the Amended and Restated Rights Agreement dated as of January 16, 1999, by the Second Amended and Restated Rights Agreement dated as of June 28, 1999, by the Third Amended and Restated Rights Agreement dated as of October 15, 1999, and by the Fourth Amended and Restated Rights Agreement dated as of February 7, 2001 (the "Fourth Amended and Restated Rights Agreement"), by entering into the Fifth Amended and Restated Rights Agreement dated as of February 15, 2003 (the "Fifth Amended and Restated Rights Agreement") and an amendment to the Company's Certificate of Designation of Series B Preferred Stock.

In general, the Fourth Amended and Restated Rights Agreement has been amended principally as follows:

1. to extend the Final Expiration Date of the Fifth Amended and Restated Agreement to June 22, 2013;

2. to reset the Purchase Price of the Rights;

3. to reset the number of Rights per share of Company Common Stock to one; and

4. to amend the definition of Unit to one one-hundred thousandth of a share of Series B Preferred Stock.

The Company's Fifth Amended and Restated Rights Agreement was entered into in response to changes in the market price of the Company Common Stock, the various stock splits and in the normal course of updating and extending its terms. The Company's Fifth Amended and Restated Rights Agreement is attached hereto as an exhibit to this registration statement and is incorporated by reference herein. The foregoing description of the changes to the Fourth Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Fifth Amended and Restated Rights Agreement.

The Company's Certificate of Amendment of Certificate of Designation of Series B Preferred Stock, attached hereto as an exhibit to this registration statement, reflects changes adopted by resolution of the Board of Directors to the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions associated with the Series B Preferred Stock.

Item 2. Exhibits.

Exhibit

Number Description of Exhibit

1. Fifth Amended and Restated Rights Agreement.

2. Certificate of Amendment of Certificate of Designation of the Series B Preferred Stock.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

JDS UNIPHASE CORPORATION

Date: February 15, 2003

By: /s/ ANTHONY R. MULLER

Anthony R. Muller

Executive Vice President, Chief Financial Officer and Secretary

(Principal Financing and Accounting Officer)

EXHIBITS

Exhibit

Number Description of Exhibit

  Fifth Amended and Restated Rights Agreement.
  Certificate of Amendment of Certificate of Designation of the Series B Preferred Stock.